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                                                                    Exhibit 12.1

                      U.S. Can Corporation and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges



                                                 Pro Forma
                                                Nine Months            For the             As of and for the Fiscal Year Ended
                                                   Ended         Nine Months Ended                    December 31,
                                               ------------   -----------------------    -------------------------------------
                                                 Sept. 28,    Sept. 28,    Sept. 29,
                                                   2003         2003         2002        2002    2001    2000    1999     1998
                                               ------------   ---------   -----------    ----    ----    ----    ----     ----

Pretax Income                                      (12.7)       (6.6)      (13.0)       (15.9)   (63.4) (16.5)   35.0    (13.2)
Add: Fixed Charges                                  61.0        54.9        50.6         68.3     70.1   45.9    32.1     37.8
Less: Preferred Stock Dividend
         Requirements of majority
         owned unconsolidated subsidiaries           6.3         6.3         5.7          7.7      7.0    1.6       -        -
                                                   -----        ----        ----        -----    -----  -----    ----    -----
      Total                                         42.0        42.0        31.9         44.7     (0.3)  27.8    67.1     24.6
                                                   =====        ====        ====        =====    =====  =====    ====    =====

Fixed Charges
      Total Interest, including capitalized
        interest and amortization of                51.5        45.4        41.0         55.4     57.3   40.5    29.9     35.0
        deferred financing costs
      Rental Expense representative of               3.2         3.2         3.9          5.2      5.8    3.8     2.2      2.8
        an interest factor
      Preferred Stock Dividend
        Requirements of majority
        owned unconsolidated subsidiaries            6.3         6.3         5.7          7.7      7.0    1.6       -        -
                                                   -----        ----        ----        -----    -----  -----    ----    -----
      Total Fixed Charges                           61.0        54.9        50.6         68.3     70.1   45.9    32.1     37.8
                                                   =====        ====        ====        =====    =====  =====    ====    =====
Ratio of Earnings to Fixed Charges                   0.7         0.8         0.6          0.7      0.0    0.6     2.1      0.7
                                                   -----        ----        ----        -----    -----  -----    ----    -----

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